                                                                  Exhibit (a)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares Customer Service Financial Printing Group This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 15, 1999 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by any applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with any applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Ahold Acquisition, Inc. by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                        All of the Outstanding Shares of
            $3.52 Cumulative Exchangeable Redeemable Preferred Stock
                                       of
                         Supermarkets General Holdings
                                  Corporation
                                       at
                              $38.25 Net Per Share
                                       by
                            Ahold Acquisition, Inc.
                     An Indirect Wholly-Owned Subsidiary of
                             Koninklijke Ahold N.V.
                                 (Royal Ahold)

     Ahold Acquisition, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Koninklijke Ahold N.V. (also known as Royal Ahold) ("Parent"), a corporation organized under the laws of The Netherlands, is offering to purchase all issued and out-standing shares of the $3.52 Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the "Shares"), of Supermarkets General Holdings Corporation, a Delaware corporation (the "Company"), at a price of $38.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 15, 1999 and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 1999 UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares previously acquired by Parent, any direct or indirect subsidiary of Parent (including Purchaser), the Company or any direct or indirect subsidiary of the Company, represent at least 66-2/3% of all of the issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting period under antitrust laws described in Section 15 of the Offer to Purchase and (iii) the satisfaction of certain other terms and conditions referred to in Section 14 of the Offer to Purchase.

     The Offer is an integral part of the transactions contemplated by, and is being made pursuant to, an Agreement and Plan of Merger, dated as of March 9, 1999 (the "SMG-II Merger Agreement"), by and among Parent, Purchaser and SMG-II Holdings Corporation ("SMG-II"), a Delaware corporation. SMG-II owns all of the issued and outstanding shares of the capital stock of the Company other than the Shares and, through the Company and PTK Holdings, Inc. ("PTK"), all of the issued and outstanding shares of the capital stock (the "Pathmark Stock") of Pathmark Stores, Inc. Pursuant to the SMG-II Merger Agreement, Parent will be acquiring all of the issued and outstanding shares of the capital stock of SMG-II through a merger of the Purchaser with and into SMG-II (the "SMG-II Merger"). Holders of 84% of all of the issued and outstanding shares of the capital stock of SMG-II have agreed to vote in favor of the SMG-II Merger.

     In the event that the Minimum Condition is not met, the Offer will expire without any of the Shares being purchased hereunder and Purchaser will instead acquire the Pathmark Stock from PTK for a purchase price of $242,800,000. In such event, the only material asset of the Company would be the ownership of all of the issued and outstanding shares of the capital stock of PTK, the only material asset of which in turn would be the net after tax proceeds from the sale of the Pathmark Stock to Purchaser. Following the consummation of the SMG-II Merger, the Company will be merged with and into SMG-II (the "Company Merger"). At the effective time of the Company Merger, each outstanding Share (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or by Parent or any subsidiary of Parent (including the Shares acquired by Purchaser pursuant to the Offer), which Shares will be canceled, and other Shares, if any, held by stockholders who perfect their appraisal rights under Delaware Law) will be converted into the right to receive $38.25 in cash, without interest.

     The Board of Directors of the Company (two members of which were elected by the holders of the Shares, voting as a separate class) has unanimously determined that each of the Offer and the Company Merger is fair to, and in the best interests of, the holders of the Shares and unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the depositary named below (the "Depositary") of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders, for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) in the case of certificates evidencing such Shares, such certificates, along with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), including required signature guarantees, (ii) in the case of Shares held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the account of the Depositary at the Book-Entry Transfer Facility, along with an Agent's Message, as defined in Section 2 of the Offer to Purchase, and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for the tendered Shares, regardless of any delay in making such payment or extension of the Expiration Date.

     The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, April 9, 1999, unless and until Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof.

     Subject to the applicable rules and regulations of the Commission and to applicable law, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time: (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 of the Offer to Purchase or in order to comply in whole or in part with any other applicable law; (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in
Section 14 of the Offer to Purchase have occurred; and (iii) subject to the terms of the SMG-II Merger Agreement, to waive any condition, or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law. Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 13, 1999, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective notice of withdrawal must be timely received by the Depositary at one of its addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholders must submit to the Depositary the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn and, unless the Shares evidenced by such certificates have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded (without Purchaser's consent), and any Shares properly withdrawn will there-after be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn may be retendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. The Company has provided Purchaser with the Company's list of holders of the Shares and security position listings in respect of the Shares for the purpose of disseminating the Offer to the holders of Shares. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of holders of the Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees, appear on the Company's list of holders of the Shares, or if applicable, who are listed as participants in a clearing agency's security position listing.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                        The Depositary for the Offer is:
                                 Citibank, N.A.



                                    By Hand:
                                 Citibank, N.A.
                               Corporate Actions
                                   Suite 4660
                                 P.O. Box 2544
                       Jersey City, New Jersey 07303-2544
                                For Information:
                                 (877) 248-4257

                                    By Mail:
                                 CItibank N.A.
                               Corporate Actions
                       111 Wall Street, 5th Floor Window
                            New York, New York 10043

                             By Overnight Courier:
                                 Citibank, N.A.
                               Corporate Actions
                       111 Wall Street, 5th Floor Window
                            New York, New York 10043


                     The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                          Call Collect (212) 357-6380
                           Toll Free: (877) 686-5059
March 15, 1999